Exhibit 16.1

Deloitte & Touche LLP

Suite 200

350 South Grand Avenue

Los Angeles, CA 90071-3462

USA

Tel: +1 213 688 0800

Fax: +1 213 688 0100

www.deloitte.com

May 12, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Unified Grocers, Inc.’s Form 8-K dated May 12, 2014, and have the following comments:

1.	We agree with the statements made in:

a.	Subsection (a) paragraph 1, sentence 4

b.	Subsection (a) paragraphs 2 and 3

c.	Subsection (a) paragraph 4, sentence 1

2.	We have no basis on which to agree or disagree with the statements made in:

a.	Subsection (a) paragraph 1, sentences 1, 2, and 3

b.	Subsection (a) paragraph 4, sentence 2

c.	Subsection (b) paragraphs 1 and 2

Yours truly,